UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 6, 2010
Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
(Address of principal executive office, including zip code)

(407) 382-4003
(Registrant’s telephone number, including area code)

____________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

LightPath Technologies, Inc.
Form 8-K

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 6, 2010, LightPath Technologies, Inc. (the “Company”) received a NASDAQ Staff Deficient/Compliant Letter (the “Letter”) from the Nasdaq Stock Market Listing Qualifications Department (the “Staff”) informing the Company of the Staff’s determination that by entering into the Securities Purchase Agreement dated April 8, 2010 (the “Agreement”), among the Company and J. James Gaynor (“Gaynor”) and Louis Leeburg (“Leeburg”), the Company violated the shareholder approval requirement set forth in Nasdaq Listing Rule 5635(c) (the “Rule”) because Gaynor and Leeburg are directors of the Company and they purchased shares below the closing bid price of April 7, 2010.  The Letter set forth the Staff’s position that a sale of shares to directors below the closing bid price is considered a form of equity compensation requiring shareholder approval under the Rule. The Agreement is described on the Form 8-K filed by the Company on April 9, 2010, as amended by the Form 8-K/A filed on April 9, 2010.

The Company subsequently amended the Agreement, effective April 26, 2010 (the “Amendment”), to change the purchase price for Gaynor and Leeburg from $2.20 to $2.325 per share, and to require Gaynor and Leeburg to pay the difference in cash to the Company.

As a result of the Amendment, the Staff has determined that the Company has regained compliance with the Rule and the matter is resolved.  Therefore, the Letter does not impact the continued listing of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: May 7, 2010	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO